Shoreline Pacific
                      Institutional Finance

October 3, 1995     The Institutional Division
                     of Financial West Group
Via Facsimile
(512-445-0583)

Mr. Michael G. Semmens
Chairman
Electrosource, Inc.
3800 Drossett Drive
Austin, Tx   78744

Dear Mr. Semmens:

We are writing to confirm our understanding with respect to the placement of up to Five Million Dollars ($5,000,000) U.S. of common stock (the "Shares") of Electrosource, Inc. (ELSI) (the "Company") at Forty (40%) Percent off the Closing Price of the Shares. You agree that Shoreline Pacific, Institutional Finance Division of Financial West Group ("Shoreline Pacific") shall be entitled to a commission equal to the difference between the actual purchase price of the Shares and the amount which is 40% off the Closing Price, such amount to be deducted from the gross proceeds held in escrow for the closing of this transaction. You further agree to pay Shoreline Pacific with 15,000 two (2) year warrants per million dollars of Shares sold, and the pro-rata portion of any amount that is not a multiple of $1,000,000, payable to Shoreline Pacific or its designee. The warrants will be issued at the Closing Price of the Shares and will be in the form annexed hereto as Exhibit 2. As used herein, the term "Closing Price" refers to the average closing price of the Shares as reported by Bloomberg, L.P. over the five-day trading period ending on the date on which verbal agreement to purchase with respect to each Closing (as defined below) is reached with a minimum net price to the Company of $0.80 per share after all discounts. Our engagement shall be for a period (the "Engagement Period") commencing on the date Shoreline Pacific receives written approval, in the form attached hereto as Attachment "A:, of the form of subscription agreement, and extending through and including Thirty (30) days from such date. There may be multiple closings within the Engagement Period (each a "Closing").

During the Engagement Period, we shall have the exclusive right to identify buyers for the Shares. We will also assist in arrangements for the Closings. Our identification and solicitation of potential investors will be conducted in compliance with Rule 903 of Regulation S, promulgated under the Securities Act of 1933, as amended, and in compliance with the laws of each jurisdiction in which the offering is conducted. We will use no offering materials other than your publicly-filed reports and such other materials, including a subscription agreement, as you shall have approved. Each investor will be required to execute a standard form of subscription agreement, which will include, without limitation, representations regarding domicile, method of offering, and reliance only on specified offering materials.

In the event the placement is completed in the amount of at least $4,000,000, you agree not to offer any other shares of the Company's common stock, or any other securities convertible into shares of the Company's common stock, pursuant to a discounted transaction for 90 days from the end of the Engagement Period.
If you wish to make any further sales within that 90-day period, you will offer the stock on a right-of-first-refusal basis to Shoreline Pacific, which will have five (5) business days from the time of the offer to accept or reject it. If Shoreline Pacific rejects the offer, the Company shall be permitted to proceed with the additional offering.

You hereby agree to the foregoing, agree to use your reasonable best efforts to assist our participation in this transaction, and agree not to take any actions which will be materially detrimental to our selling efforts. You undertake and represent to us that the number of Shares necessary to fulfill the $5,000,000 placement referred to herein will be available at the Closings. You further agree, in consideration of our identification of buyers for the Shares as set out above, to be fully bound by the Indemnification Provisions which are attached hereto as Attachment "B" and which are hereby incorporated by reference.

Please acknowledge by your signature below that, for a period of two (2) years after the date of this letter agreement, you will not contact any purchaser of Shares for the purpose of entering into a securities transaction with such institution unless such transaction is effected through Shoreline Pacific upon terms acceptable to Shoreline Pacific.

We look forward to working with you,

Sincerely,                              Agreed and Accepted:

        /s/                                       /s/
Harlan P. Kleiman                       Michael G. Semmens
Executive Vice President                Chairman
Institutional Sales                     Electrosource Inc.
                                   Date:



                                LETTER AGREEMENT #1, Attachment A

                            APPROVAL

     The undersigned hereby approves the use of the Form of Offshore Convertible Securities Subscription Agreement attached hereto as Exhibit 1 and the Form of Warrants attached hereto as
Exhibit 2 in connection with the placement of common stock of Electrosource Inc. ("ELSI") by Shoreline Pacific, Institutional Finance Divisions of Financial West Group ("Shoreline Pacific") referred to in the Engagement Letter between Electrosource and Shoreline Pacific dated October 3, 1995. This Approval may be sent to Shoreline Pacific by facsimile to (415) 380-8911 and shall be effective upon transmission thereof, or may be sent by any other method so long as Shoreline Pacific receives proof of the date of such delivery. The Thirty (30) day period referred to in the Engagement Letter will commence following receipt of this Approval by Shoreline Pacific, in the manner set forth above. In the event this Approval is not received by Shoreline Pacific until after 12:00 noon Pacific Standard Time, the Engagement Period will commence the following day.



                                             /s/
                                        Michael G. Semmens
                                        Chairman
                                        Electrosource Inc.
                                        Date:

                                LETTER AGREEMENT #1, Attachment B

                   Indemnification Provisions

      Electrosource, Inc. (the "Company") agrees to indemnify and hold harmless Shoreline Pacific, Institutional Finance Division of Financial West Group ("Shoreline Pacific") and its agents, employees, affiliates, control persons, and successors and assignees (collectively, the "Indemnitees" and each individually an "Indemnitee") from and against any and all losses, claims, damages, liabilities, obligations, penalties, judgments, awards, costs, expenses, and disbursements (and any and all actions, suits, proceedings, and investigations in respect thereof) and any and all legal and other costs, expenses, or disbursements relating thereto, including, without limitation, any loss occasioned by the Indemnitees or prospective purchasers of the Shares identified by Shoreline Pacific by reason of the Shares not being available upon any Closing, for whatever reason, and including the costs, expenses, and disbursements, as and when incurred, of investigating, preparing, or defending any such action, suit, proceeding, or investigation (whether or not in connection with litigation in which any Indemnitee is a party), directly or indirectly, caused by, relating to, based upon, arising out of or in connection with (a) any Indemnitee acting for the Company, including, without limitation, any act or omission by any Indemnitee in connection with its acceptance of or the performance or non-performance of the Indemnitee's obligation under the letter agreement dated October 3, 1995, between Shoreline Pacific and the Company, as it may be amended from time to time (the "Agreement"), or (b) any untrue statement or alleged untrue statement of a material fact contained in, or omissions or alleged omissions from, information furnished by the Company to any Indemnitee or any prospective purchaser, provided, however, such indemnity agreement shall not apply to any portion of any such loss, claim, damage, obligation, penalty, judgment, award, liability, cost, expense or disbursement to the extent it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from the gross negligence or willful misconduct of the Indemnitee seeking indemnification hereunder. The Company also agrees that the Indemnitees shall not have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company or to any person (including, without limitation, Company shareholders) claiming through the Company for or in connection with the engagement of Shoreline Pacific or for or in connection with the acts or omissions of any Indemnitee except to the extent that any such liability is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from the gross negligence or willful misconduct of the Indemnitee seeking indemnification. These Indemnification Provisions shall be in addition to any liability which the Company may otherwise have to the Indemnitees or the buyer in the transaction contemplated by the Agreement.

       If  any  action,  suit,  proceeding  or  investigation  is commenced, as to which any Indemnitee proposes to demand indemnification, the Indemnitee shall notify the Company with reasonable promptness; provided, however, that any failure by an Indemnitee to notify the Company shall not relieve the Company from its obligations hereunder. Each Indemnitee shall have the right to retain counsel of its own choice to represent it, and the Company shall pay the fees, expenses and disbursements of such counsel; and such counsel shall, to the extent consistent with its professional responsibilities, cooperate with the Company and any counsel designated by the Company. The Company shall be liable for any payment of any award or settlement of any claim against any Indemnitee made with the Company's written consent, which consent shall not be unreasonably withheld. The Company shall not, without the prior written consent of the Indemnitee seeking indemnification, settle or compromise any claim, or permit a default or consent to the entry of any judgment in respect thereof, unless such settlement, compromise or consent includes, as an unconditional term thereof, the giving by the claimant to the Indemnitee seeking indemnification an unconditional release from all liability in respect of such claim.

      In order to provide for just and equitable contribution, if a claim for indemnification pursuant to these Indemnification Provisions is made but is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) that such indemnification may not be enforced in such case, even though the express provisions hereof provide for indemnification in such case, then the Company, on the one hand, and the Indemnitees on the other hand, shall contribute to the losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements to which the indemnified persons may be subject in accordance with the relative benefits received by the Company, on the one hand, and the Indemnitees, on the other hand, in connection with the statements, acts or omissions which resulted in such losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements, and the relevant equitable considerations shall also be considered. No person found liable for a fraudulent misrepresentation shall be entitled to contribution from any person who is not also found liable for such fraudulent misrepresentation. Notwithstanding the foregoing, the Indemnitees shall not be obligated to contribute any amount hereunder that exceeds the amount of fees actually received by Shoreline Pacific pursuant to the Agreement.

      Neither termination nor completion of the engagement of Shoreline Pacific referred to above shall affect these Indemnification Provisions, which shall then remain operative and in full force and effect.
                                              LETTER AGREEMENT #1
                                         ATTACHMENT A,  EXHIBIT 1

           OFFSHORE SECURITIES SUBSCRIPTION AGREEMENT
                    Electrosource, Inc./Buyer

                                                           [Date]

THE  SECURITIES  OFFERED HEREBY HAVE NOT BEEN  AND  WILL  NOT  BE
REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER (THE "1933 ACT"), AND MAY NOT BE OFFERED OR SOLD WITHIN THE UNITED STATES (AS DEFINED IN REGULATION S OF THE 1933 ACT) OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, U.S. PERSONS (AS DEFINED IN REGULATION S OF THE 1933 ACT) EXCEPT PURSUANT TO REGISTRATION UNDER OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE 1933 ACT.

     THIS OFFSHORE SECURITIES SUBSCRIPTION AGREEMENT (hereinafter the "Agreement") has been executed by the undersigned in connection with the sale of certain shares of common stock (hereinafter the "Shares") of Electrosource, Inc. (ELSI), 3800 B Drossett Drive, Austin, Texas, a corporation organized under the laws of Delaware (hereinafter "Seller") to [Buyer], located [Address], a corporation organized under the laws of [area of incorporation] (hereinafter "Buyer"). Seller and Buyer (hereinafter collectively the "parties") each hereby represents, warrants and agrees as follows:

                            Section 1

              AGREEMENT TO SUBSCRIBE PURCHASE PRICE

           1.1 Buyer hereby subscribes for [written amount of shares] (#) Shares of (ELSI) common stock at ($___) U.S. per share for an aggregate purchase price of [written dollar amount] ($) U.S. payable in United States Dollars.

           1.2 Buyer shall pay the purchase price by delivering same day funds in United States Dollars to an escrow agent or as otherwise agreed between the parties, to be delivered to the order of Seller upon Delivery of the Shares.

           1.3 This Agreement has been executed in connection with an offering (the "Offering") by Seller of its common stock (including the Shares) pursuant to Regulation S ("Regulation S") promulgated under the Securities Act of 1933, as amended (the "Securities Act"). Buyer will be notified of the date of the conclusion of the Offering.

                            Section 2

                     BUYER'S REPRESENTATIONS

       Buyer represents and warrants to Seller as follows:

           2.1 Buyer is not a "U.S. Person" as defined by Rule 902 of Regulation S, was not organized under the laws of any U.S. jurisdiction, and was not formed for the purpose of investing in securities not registered under the Securities Act;

          2.2 At the time the buy order for this transaction was originated, Buyer was outside the United States;

           2.3 No offer to purchase the Shares was made in the United States;

           2.4 Buyer is either (a) purchasing the Shares for its own account for investment purposes and not with a view towards distribution, or (b) acting as agent for a principal that has made the representations contained in Exhibit A hereto;

          2.5 All subsequent offers and sales of the Shares will be made (a) outside the United States in compliance with Rule 903 or Rule 904 of Regulation S, (b) pursuant to registration of the Shares under the Securities Act, or (c) pursuant to an exemption from such registration. Buyer understands the conditions of the exemption from registration afforded by Section 4(1) of the Securities Act and acknowledges that there can be no assurance that it will be able to rely on such exemption. In any case, Buyer will not resell the shares to U.S. Persons or with the United
     States until after the end of the forty (40) day period commencing on the date of completion of the Offering (as defined above) (the "Restricted Period");

          2.6 Buyer agrees that it has not entered into and will not enter into any short sales with respect to the common stock of Seller at any time after the execution of this Agreement by Buyer and prior to the expiration of the Restricted Period. Buyer further agrees that, at all times after the Restricted Period, it will keep its purchase of the Shares confidential, except as required by law and except as necessary in the ordinary course of Buyer's business;

           2.7 Buyer understands that the Shares are being offered and sold to it in reliance on specific provisions of federal and state securities laws and that Seller is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of Buyer set forth herein in order to determine the applicability of such provisions. Accordingly, Buyer agrees to notify Seller of any events which would cause the representations and warranties of Buyer to be untrue or breached at any time after the execution of this Agreement by Buyer and prior to the expiration of the Restricted Period;

           2.8 This Agreement has been duly authorized, validly executed, and delivered on behalf of Buyer and is a valid and binding agreement enforceable in accordance with its terms, subject to general principles of equity and to bankruptcy or other laws affecting the enforcement of creditors' rights generally;

           2.9 Any offering documents received by Buyer include statements to the effect that the Shares have not been registered under the Securities Act and may not be offered or sold in the United States or to U.S. Persons during the Restricted Period;

           2.10  Buyer,  in making the decision to  purchase  the
     Shares   subscribed   for,  has  relied   upon   independent
     investigations made by it and has not relied on any information or representations made by third parties;

           2.11 In the event of resale of the Shares during the Restricted Period, Buyer shall provide a written confirmation or other written notice to any distributor, dealer, or person receiving a selling concession, fee, or other remuneration in respect of the Shares stating that such purchaser is subject to the same restrictions on offers and sales that apply to the undersigned, and shall require that any such purchaser shall provide such written confirmation or other notice upon resale during the Restricted Period; and

           2.12 Buyer has not taken any action that would cause Seller to be subject to any claim for commission or other fee or remuneration by any broker, finder, or other person and Buyer hereby indemnifies Seller against any such claim caused by the actions of Buyer or any of its employees or agents.

                            Section 3

                    SELLER'S REPRESENTATIONS

       Seller represents and warrants to Buyer as follows:

           3.1 Seller is a "Domestic Issuer" and a "Reporting Issuer," as such terms are defined by Rule 902 of Regulation
     S.   Seller  has  registered its common  stock  pursuant  to
     Section 12(b) or (g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), is in full compliance with all reporting requirements of either Section 13(a) or 15(d) of the Exchange Act, and Seller's common stock trades on the NASDAQ Small Cap Market;

          3.2 Seller has furnished Buyer with copies of Seller's most recent Annual Report on its Form 10-K filed with the Securities and Exchange Commission, all Forms 10-Q and 8K filed thereafter, and the use of process and risk factors, prepared by Seller, which are attached hereto as Exhibit B;

          3.3 Seller has not offered the Shares to any person in the United States, any identifiable group of U.S. citizens abroad, or to any U.S. Person;

           3.4 At the time the buy order was originated, Seller and/or its agents reasonably believed Buyer was outside the United States and was not a U.S. Person;

           3.5 Seller and/or its agents reasonably believe that the sale of the Shares has not been prearranged with a Buyer in the United States.

           3.6 Seller has not conducted any "directed selling efforts" with respect to the Shares nor has Seller conducted any general solicitation (as that term is used in Regulation D under the Securities Act) with respect to any of its securities;

           3.7 The Shares when issued and delivered will be duly and validly authorized and issued, fully-paid and nonassessable and will not subject the holders thereof to personal liability by reason of being such holders. There are no preemptive rights of any shareholder of Seller with respect to the Shares;

           3.8 This Agreement has been duly authorized, validly executed and delivered on behalf of Seller and is a valid and binding agreement in accordance with its terms, subject to general principles of equity and to bankruptcy or other laws affecting the enforcement of creditors' rights generally;

           3.9 The execution and delivery of this Agreement and the consummation of the issuance of the Shares and the transactions contemplated by this Agreement do not and will not conflict with or result in a breach by Seller of any of the terms or provisions of, or constitute a default under, the articles of incorporation or bylaws of Seller, or any indenture, mortgage, deed of trust or other material agreement or instrument to which Seller is a party or by which it or any of its properties or assets are bound, or any existing applicable decree, judgment or order of any court, Federal or State regulatory body, administrative agency or other governmental body having jurisdiction over Seller or any of its properties or assets;

          3.10 Seller is not aware of any authorization, approval or consent of any governmental body which is legally required for the issuance and sale of the Shares as contemplated by this Agreement;

           3.11 Seller will instruct its transfer agent to issue one or more share certificates representing the Shares without restrictive legend in the name of Buyer and in such denominations to be specified by Buyer prior to closing. Seller further warrants that no instructions other than these instructions, and instructions for a "stop transfer" until the end of the Restricted Period, have been given to the transfer agent and also warrants that the Shares shall otherwise be freely transferable on the books and records of Seller. Seller will notify the transfer agent of the date of completion of the Offering and of the date of expiration of the Restricted Period. Nothing in this section shall affect in any way Buyer's obligations and agreement to comply with all applicable securities laws upon resale of the Shares;

          3.12 Seller has taken and will take no action that will affect in any way the running of the Restricted Period or the ability of Buyer to freely resell the Shares in accordance with applicable securities laws and this Agreement; and

           3.13 Seller will comply with all applicable securities laws with respect to the sale of the Shares, including but not limited to the filing of all reports required to be filed in connection therewith with the Securities and Exchange Commission or any stock exchange or the NASDAQ stock market or any other regulatory authority.

                            Section 4

                             CLOSING

          4.1  Share certificates shall be delivered to Buyer and
     the   funds  therefor  shall  be  delivered  to  Seller   on
     ________________ or at such time to be mutually agreed.

                            Section 5

                      CONDITIONS TO CLOSING

          5.1 Buyer understands that Seller's obligation to sell the Shares is conditioned upon delivery into escrow or otherwise as agreed between Buyer and Seller by Buyer of the amount set forth in Section 1 hereof.

           5.2 Seller understands that Buyer's obligation to purchase the Shares is conditioned upon delivery of certificate(s) representing shares of common stock without restrictive legend as described herein and provision of an opinion of counsel confirming the matters et out in Section 3.1, 3.7, 3.8, 3.9, and 3.10 above.

                            Section 6

                  GOVERNING LAW; INTERPRETATION

            6.1 This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York. Facsimile signatures of this Agreement shall be binding on all parties hereto. All terms used herein that are defined in Regulation S under the Securities Act shall have the meanings set forth therein.


      IN WITNESS WHEREOF, this Agreement was duly executed on the date first written above.


Official Signatory of Buyer:


Official Signatory of Seller:
Electrosource, Inc.



Michael G. Semmens
President

                               SUBSCRIPTION AGREEMENT,  EXHIBIT A

In connection with the Offshore Securities Subscription Agreement between Electrosource, Inc. ("Seller") and ____________ dated
_________________ (the "Agreement"), the undersigned represents and warrants as follows:

     (i) The undersigned is not a U.S. Person as defined by Rule 902 of Regulation S, was not organized under the laws of any U.S. jurisdiction, and was not formed for the purpose of investing in securities not registered under the Securities Act of 1933, as amended (the "Securities Act");

      (ii) At the time the buy order for the Shares (as such term is defined in the Agreement) was originated, the undersigned was outside the United States;

      (iii) No offer to purchase the Shares was made in the United States;

      (iv) The undersigned is purchasing the Shares for its own account for investment purposes and not with a view towards distribution;

      (v) All subsequent offers and sales of the Shares will be made (a) outside the United States in compliance with Rule 9033 or Rule 904 of Regulation S, (b) pursuant to registration of the Shares under the Securities Act or (c) pursuant to an exemption from such registration. The undersigned understands the conditions of the exemption from registration afforded by Section 4(1) of the Securities Act and acknowledges that there can be no assurance that it will be able to rely on such exemption. In any case, the Shares will not be resold to U.S. Persons or within the United States until after the end of the "Restricted Period" (as such term is defined in the Agreement);

      (vi) The undersigned agrees not to enter into any short sales with respect to the common stock of Seller at any time after the execution of these representations by the undersigned and prior to the expiration of the Restricted Period. The undersigned further agrees that, at al times after the execution of these representations by the undersigned and prior to the expiration of the Restricted Period, it will keep its purchase of the Shares confidential, except as required by law and except as necessary in the ordinary course of the undersigned's business;

      (vii) The undersigned understands that the Shares are being offered and sold to it in reliance on specific provisions of federal and state securities laws and that Seller is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings set forth herein in order to determine the applicability of such provisions. Accordingly, the undersigned agrees to notify Seller of any events which would cause the representations and warranties of the undersigned to be untrue or breached at any time after the execution of these representations by the undersigned and prior to the expiration of the Restricted Period;

     (viii) Any offering documents received by the undersigned include statements to the effect that the Shares have not been registered under the Securities Act and may not be offered or sold in the United States or to U.S. Persons during the Restricted Period;

     (ix) The undersigned, in making the decision to purchase the
Shares subscribed for, has relied upon independent investigations
made   by   it   and  has  not  relied  on  any  information   or
representations made by third parties;

      (x)   In  the  event  of resale of the  Shares  during  the
Restricted Period, the undersigned shall provide a written confirmation or other written notice to any distributor, dealer or person receiving a selling concession, fee or other remuneration in respect of the Shares stating that such purchaser is subject to the same restrictions on offers and sales that apply to the undersigned, and shall required that any such purchaser shall provide such written confirmation or other notice upon resale during the Restricted Period; and

      (xi) The undersigned has not taken any action that would cause Seller to be subject to any claim for commission or other fee or remuneration by any broker, finder or other person and hereby indemnifies Seller against any such claim caused by the actions of the undersigned or any of its employees or agents.
                               SUBSCRIPTION AGREEMENT,  EXHIBIT B

                         USE OF PROCEEDS

                          RISK FACTORS


USE OF PROCEEDS

      The proceeds from the Reg S offering will be used for working capital and general corporate purposes.


RISK FACTORS

      An investment in the Common Stock offered hereby involves a high degree of risk. The following factors should be considered in evaluating an investment in the Company.


  Contingencies Related to Business Plan and Commercialization of Product. In June 1994 the Company determined to become the North American manufacturer of the Horizonr battery, while continuing its previous plans with respect to licensing of third party manufacturers overseas. The shift from research and development to manufacturing will require significant additional outlays for capital equipment as well as greatly increased managerial and production staffing, which will in turn require significant amounts of new capital. There can be no assurance that the Company will be able to raise this capital on terms satisfactory to the Company, or at all. Development of the Horizon batteries and manufacturing processes continue and there is no assurance that the battery will be successfully commercialized.

    Limited Cash Resources. The Company had approximately $1,100,000 in unrestricted cash available at September 26, 1995. The Company is in discussions concerning potential sources of additional capital. If the Company is able to close certain financing transactions and to meet its sales forecasts, management believes that there will be sufficient cash resources to finance operations through the end of 1995. Otherwise, the Company may not be able to continue operations.

   Possible Loss of Trading Liquidity. The Company's Common Stock is currently traded on the NASDAQ market. Listing standards for NASDAQ stocks require a minimum of $1,000,000 in shareholders equity. At June 30, 1995, the Company reported a negative balance in shareholders equity of $1,625,494, although the amount of shareholders equity has subsequently increased (to approximately $1,374,506 on a pro forma basis as of June 30, 1995) due to the conversion of certain outstanding convertible debentures. Unless the Company achieves profitability on a sustainable basis or is able to raise sufficient new equity capital to offset operating losses such that shareholders equity remains above the minimum required level, its shares may no longer be eligible for trading on the NASDAQ system. Loss of NASDAQ trading privileges would have a material adverse effect on the liquidity of any investment in the Company's Common Stock, and would constitute an event of default with respect to indebtedness of the Company having an outstanding principal amount as of September 26, 1995, of approximately $2,900,000.

   Limited Operating History. The Company has only a limited operating history. The Company was incorporated in June 1987 and became subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), in January 1988. The Company was until the first quarter of 1995 a development stage company. The Company has generated a net loss from the development program in each fiscal quarter since inception. There can be no assurance that the Company will be able to generate sufficient income to cover losses. The likelihood of the Company's future success must be considered in light of the risks, expenses, difficulties and delays frequently encountered in connection with the operation and development of a new business and research and development activities generally.

  Termination of Technology License. The Company holds the rights to develop and use the coextrusion technology in the field of lead-acid battery applications under an exclusive license from Blanyer-Mathews Associates, Inc. ("Blanyer-Mathews"). This license is subject to termination by Blanyer-Mathews in the event that the Company enters bankruptcy proceedings or defaults in its obligation to pay royalties. Loss of the rights to the coextrusion technology would have a severe adverse impact upon the Company's continued viability.

   Loss of Trade Secret Protection. The Company has elected to protect certain aspects of its technology under state trade secret laws, rather than under federal patent laws. Trade secret protection requires that the Company preserve the confidentiality of the technology subject to trade secret status. In the event that such confidentiality cannot be maintained, or if third parties can successfully "reverse-engineer" the affected technology, trade secret status may be lost. Loss of trade secret protection would allow third parties to utilize the technology without obtaining a license from the Company.

    Competition. The lead-acid battery industry is highly competitive and includes a number of firms, many with greater financial, technological, manufacturing, marketing and other resources and longer operating histories than the Company. There is no assurance that the Company will be able to compete successfully in this highly competitive environment due to the Company's limited financial resources and lack of established products.

   Conflicts of Interest. Charles Mathews and John Malone, directors of the Company, are also directors of Blanyer-Mathews, which holds the coextrusion patents under which the Company is a licensee. This relationships may give rise to conflicts of interest on the part of such persons in connection with transactions of the Company involving Blanyer-Mathews in which such persons may have an incentive to put the interests of Blanyer-Mathews above those of the Company.

   Dependence on Key Personnel. Executive management of the Company is primarily the responsibility of Michael Semmens, President, Chief Executive Officer and Chairman of the Board. The loss of Mr. Semmens or other executives could have a material adverse effect on the Company. Michael Weinstein, Vice President of Communications, ceased employment with the Company on September 15, 1995.

   Dilution. The market price of $1.72 per share of Common Stock as of September 25, 1995, was substantially greater than the Company's actual net negative tangible book value of ($0.17) per outstanding share of Common Stock at June 30, 1995. Purchasers of Common Stock at the recent market price will suffer an immediate dilution of $1.89 per share, measured by the difference between the market price and the Company's net negative tangible book value per share. See "Dilution."

   Certain Antitakeover Effects. Certain provisions contained in the Delaware General Corporation Law and in the Company's Restated Certificate of Incorporation and bylaws may make it difficult for any third party to effect or attempt an acquisition of the Company without the approval of the Company's Board of Directors. The Restated Certificate of Incorporation also divides the Company's Board of Directors into three classes serving staggered terms. This provision may hinder or delay any attempt to gain control of the Company by replacing the Board of Directors. Such potential antitakeover effects may depress the market value of the Common Stock. In addition, certain provisions of the Company's Restated Certificate of Incorporation and bylaws require the affirmative vote of 90% of the Company's outstanding Common Stock.

   Absence of Dividends. The Company has never declared or paid any dividends on its outstanding Common Stock, and it is unlikely that it will do so in the foreseeable future.

                                              LETTER AGREEMENT #1
                                          ATTACHMENT A, Exhibit 2

NEITHER THIS WARRANT NOR ANY SHARES OF COMMON STOCK ISSUABLE UPON THE EXERCISE OF THIS WARRANT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER (THE "SECURITIES ACT"). THIS WARRANT AND THE COMMON STOCK ISSUABLE UPON EXERCISE OF THIS WARRANT MAY NOT BE OFFERED, SOLD, OR OTHERWISE TRANSFERRED IN THE ABSENCE OF REGISTRATION UNDER THE SECURITIES ACT OR SUCH OFFER, SALE OR TRANSFER IS EXEMPT FROM SUCH REGISTRATION.

            COMMON STOCK PURCHASE WARRANT CERTIFICATE

                   Dated:  October ____, 1995

                      [Number ( )] Warrants

                 to Purchase [Number ( )] Shares

           of Common Stock, $0.10 Par Value Per Share

     ELECTROSOURCE, INC., a Delaware corporation (the "Company"), hereby certifies that [Holder], its permissible transferees, designees, successors and assigns (collectively, the "Holder"), for value received, is entitled to purchase from the Company at any time commencing on October __, 1995 up to [Number] ( ) shares (the "Shares") of the Company's common stock, par value $0.10 per share (the "Common Stock"), at [$_____] per share (the "Exercise Price").

     1. Exercise of Warrants. Upon presentation and surrender of this Common Stock Purchase Warrant Certificate ("Warrant Certificate" or "this Certificate"), with the attached Purchase Form duly executed, at the principal office of the Company at 3800 Drossett Drive, Austin, TX 78744, together with a check payable to the Company in the amount of the Exercise Price multiplied by the number of Shares being purchased, the Company, or the Company's Transfer Agent as the case may be, shall deliver to the holder hereof, certificates of Common Stock which in the aggregate represent the number of Shares being purchased. All or less than all of the Warrants represented by this Certificate may be exercised and, in case of the exercise of less than all, the Company, upon surrender hereof, will deliver to the holder a new Warrant Certificate or Certificates of like tenor and dated the date hereof entitling said holder to purchase the number of Shares represented by this Certificate which have not been exercised and to receive Registration Rights with respect to such Shares.

     2. Exchange and Transfer. This Certificate at any time prior to the exercise hereof, upon presentation and surrender to the Company, may be exchanged, alone or with other Certificates of like tenor registered in the name of the same holder, for another Certificate or Certificates of like tenor in the name of such holder exercisable for the aggregate number of Shares as the Certificate or Certificates surrendered.

     3.  Rights and Obligations of Holders of this Certificate.
(a) The holder of this Certificate shall not, by virtue hereof, be entitled to any rights of a stockholder in the Company, either at law or in equity; provided, however, that in the event any certificate representing shares of Common Stock or other securities is issued to the holder hereof upon exercise of some or all of the Warrants, such holder shall, for all purposes, be deemed to have become the holder of record of such Common Stock on the date on which this Certificate, together with a duly executed Purchase Form, was surrendered and payment of the aggregate Exercise Price was made, irrespective of the date of delivery of such share certificate.

     (b) In case the Company shall (i) pay a dividend in Common Stock or make a distribution in Common Stock, (ii) subdivide its outstanding Common Stock into a greater number of shares, or
(iii) combine its outstanding Common Stock into a smaller number of shares (including a recapitalization in connection with a consolidation or merger in which the Company is the continuing corporation), then (x) the Exercise Price on the record date of such division or the effective date of such action shall be adjusted by multiplying such Exercise Price by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately before such event and the denominator of which is the number of shares of Common Stock outstanding immediately after such event and (y) the number of shares of Common Stock for which this Warrant Certificate may be exercised immediately before such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the Exercise Price immediately before such event and the denominator of which is the Exercise Price immediately after such event.

     (c) In case of any consolidation or merger of the Company with or into another corporation (other than any consolidation or merger in which the Company is the continuing corporation and which does not result in any reclassification of the outstanding shares of Common Stock or the conversion of such outstanding shares of Common Stock into shares or other stock or other securities or property), or the sale or transfer of the property of the Company as an entirety or substantially as an entirety, there shall be deliverable upon exercise of the Warrant Certificate (in lieu of the number of shares of Common Stock theretofore deliverable) the number of shares of stock or other securities or property to which a holder of the number of shares of Common Stock which would otherwise have been deliverable upon the exercise of this Warrant Certificate would have been entitled upon such action if this Warrant Certificate had been exercised immediately prior to such action.

     4. Common Stock. (a) The Company covenants and agrees that all shares of Common Stock of this Warrant Certificate will, upon delivery, be duly and validly authorized and issued, fully-paid and non-assessable.

     (b) The Company covenants and agrees that it will at all times reserve and keep available an authorized number of shares of its Common Stock and other applicable securities sufficient to permit the exercise in full of all outstanding options, warrants and rights, including the Warrants.

     5. Issuance of Certificates. As soon as possible after full or partial exercise of this Warrant, the Company, at its expense, will cause to be issued in the name of and delivered to the holder of this Warrant, a certificate or certificates for the number of fully paid and non-assessable shares of Common Stock to which that holder shall be entitled on such exercise. No fractional shares will be issued on exercise of this Warrant. If on any exercise of this Warrant a fraction of a share results, the Company will pay the cash value of that fractional share, calculated on the basis of the Exercise Price. All such certificates shall bear a restrictive legend to the effect that the Shares represented by such certificate have not been registered under the Securities Act of 1933, as amended, and the Shares may not be sold or transferred in the absence of such registration or an exemption therefrom, such legend to be substantially in the form of the bold face language appearing on Page 1 of this Warrant Certificate.

     6. Disposition of Warrants or Shares. The holder of this Warrant Certificate, each transferee hereof and any holder and transferee of any Shares, by his or its acceptance thereof, agrees that no public distribution of Warrants or Shares will be made in violation of the provisions of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (collectively, the "Act"). Furthermore, it shall be a condition to the transfer of the Warrants that any transferee thereof deliver to the Company his or its written agreement to accept and be bound by all of the terms and conditions contained in this Warrant Certificate.

     7. Notices. Except as otherwise specified herein to the contrary, all notices, requests, demands and other communications required or desired to be given hereunder shall only be effective if given in writing by certified or registered mail, return receipt requested, postage prepaid, or by U. S. express mail service, or by private overnight mail service (e.g. Federal Express). Any such notice shall be deemed to have been given (a) on the business day immediately subsequent to mailing, if sent by
U. S. express mail service or private overnight mail service, or
(b) three (3) business days following the mailing thereof, if mailed by certified or registered mail, postage prepaid, return receipt requested, and all such notices shall be sent to the following addresses (or to such other address or addresses as a party may have advised the other in the manner provided in this
Section 7):

          If to the Company:

          [Name]
          Electrosource, Inc.
          3800 Drossett Drive
          Austin, TX 78744

          If to the Holder:

          Harlan P. Kleiman
          Shoreline Pacific
          591 Redwood Highway, Suite 2255
          Mill Valley, CA 94941

     8. Governing Law. This Warrant Certificate and all rights and obligations hereunder shall be deemed to be made under and governed by the laws of the State of California without giving effect to the conflicts of laws provisions. The Holder hereby irrevocably consents to the venue and jurisdiction of the State and Federal Courts located in the State of California, County of Marin.

     9. Successors and Assigns. This Warrant Certificate shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

     10. Headings. The headings of various sections of this Warrant Certificate have been inserted for reference only and shall not be a part of this Certificate.

     IN WITNESS WHEREOF, the Company has caused this Warrant
Certificate to be duly executed, manually or by facsimile, by one of its officers thereunto duly authorized.

                              ELECTROSOURCE, INC.

Date:_____________            By:____________________________
                                      [Name and Title]

                      ELECTION TO PURCHASE

                  To Be Executed by the Holder
              in Order to Exercise the Common Stock
                  Purchase Warrant Certificate

     The undersigned Holder hereby irrevocably elects to exercise _______ of the Warrants represented by this Common Stock Warrant Certificate, and to purchase the shares of Common Stock issuable upon the exercise of such Warrants and requests that certificates for securities be issued in the name of:

          _________________________________________________
            (Please type or print name and address)

          _________________________________________________

          _________________________________________________

          _________________________________________________
               (Social Security or tax identification number)

and delivered to_________________________________________________
_________________________________________________________________
          (Please type or print name and address)
and, if such number of Warrants shall not be all the Warrants evidenced by this Common Stock Warrant Certificate, that a new Common Stock Warrant Certificate for the balance of such Warrants be registered in the name of, and delivered to, the Holder at the address stated below.

     In full payment of the purchase price with respect to the Warrants exercised and transfer taxes, if any, the undersigned hereby tenders payment of $__________ by check or money order payable in United States currency to the order of Electrosource, Inc.

                                   [HOLDER]

Dated:___________________          By:___________________________
                                      Name:
                                      Title:

                                   ________________________________
                                        (Address)
                                   ________________________________

                                   ________________________________
                                  (Social Security or tax identification
                                            number)